Goldman, Sachs & Co. \ 85 Broad Street \ New York, New York 10004
Tel: 212-902-1000

                                                                    GOLDMAN
                                                                    SACHS


PERSONAL AND CONFIDENTIAL
-------------------------



March 27, 1995


Board of Directors
The Continental Corporation
180 Maiden Lane
New York, NY 10038

Re: Proxy Statement on Schedule 14A of The Continental Corporation

Gentlemen:

Reference is made to our opinion letter dated March 27, 1995 with respect to the Agreement and Plan of Merger dated December 6, 1994 by and among CNA Financial Corporation ("Buyer"), Chicago Acquisition Corp., a wholly-owned subsidiary of Buyer, and The Continental Corporation (the "Company").

The foregoing opinion letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion letter under the captions "Summary - Opinions of Financial Advisors" and "THE MERGER - Opinions of Financial Advisors", and to the inclusion of the foregoing opinion as Annex B, in the above-mentioned Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,



GOLDMAN, SACHS & CO.